Exhibit 99.1

For Immediate Release

For more information contact:	Shawn Severson
EnergyTech Investor
415-233-7094

or
David I. Rosenthal
UQM Technologies, Inc.
303-682-4900

UQM Technologies Reports Second Quarter Results

LONGMONT, COLORADO, AUGUST 7, 2017 - UQM TECHNOLOGIES, INC. (NYSE MKT: UQM), a developer of alternative energy technologies, today announced operating results for the second quarter ended June 30, 2017. Total revenue for the quarter was $1.8 million compared to $1.4 million in the second quarter last year. Net loss for the second quarter was $1.3 million, or $0.03 per common share. This compares to a net loss of $2.0 million, or $0.04 per common share for the same period last year.

“We had a solid second quarter with higher sales of our PP220 and fuel cell compressor systems,” said Joe Mitchell, UQM Technologies’ President and Chief Executive Officer. ”We continue to see good traction on our China partnership initiatives and are optimistic about the future given the interest and momentum we are seeing in the business.”

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss operating results for the quarter ended June 30, 2017. To attend the conference call, please dial 888-241-0326 approximately 10 minutes before the conference is scheduled to begin and provide the conference ID “57428448” to access the call. International callers should dial 647-427-3411. The call will also be webcast from the Investors section of the company’s website at www.uqm.com/investors. Parties listening via the webcast will be in a “listen-only” mode. Please log onto UQM’s website 10 minutes prior to the start of the webcast to register.

An audio replay will be available after the call on the investor page of website listed above, or by calling 855-859-2056 or 404-537-3406 (international) and entering conference ID 57428448#.  The replay will be available through August 14, 2017.

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators, power electronic controllers and fuel cell compressors for the commercial truck, bus, automotive, marine and industrial markets. A major emphasis for

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is TS 16949 and ISO 14001 certified and located in Longmont, Colorado. For more information, please visit www.uqm.com.

This Release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations; including those plans, beliefs and expectations of our management with respect to, among other things, gaining required certifications, new product developments, future orders to be received from our customers, sales of products from inventory, future financial results, liquidity, and the continued growth of the electric-powered vehicle industry. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our Form 10-K and Form 10-Q’s, which are available through our website at www.uqm.com  or at www.sec.gov.

Source: UQM Technologies, Inc.

###Tables Attached###

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

UQM TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Operations (unaudited)

	Quarters Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenue:
Product sales	$1,571,390	$1,173,261	$2,416,925	$2,392,058
Contract services	217,565	261,820	387,075	547,313
	1,788,955	1,435,081	2,804,000	2,939,371
Operating costs and expenses:
Costs of product sales	1,006,639	759,089	1,614,488	1,568,923
Costs of contract services	80,552	236,949	161,616	540,390
Research and development	555,465	718,918	1,188,247	1,403,264
Selling, general and administrative	1,470,914	1,684,645	2,774,121	2,917,539
Recovery of impaired assets	-	-	-	(585,800)
	3,113,570	3,399,601	5,738,472	5,844,316

Loss from operations	(1,324,615)	(1,964,520)	(2,934,472)	(2,904,945)

Other income/ (expense):
Interest income	449	3,408	2,099	7,290
Interest expense	(21,363)	-	(22,731)	-
Amortization of deferred financing costs	(9,327)	-	(10,881)	-
Other	6,635	7,082	11,738	12,707
	(23,606)	10,490	(19,775)	19,997

Net loss	$(1,348,221)	$(1,954,030)	$(2,954,247)	$(2,884,948)

Net loss per common share - basic and diluted	$(0.03)	$(0.04)	$(0.06)	$(0.06)

Weighted average number of shares of common stock outstanding - basic and diluted	48,563,209	48,346,344	48,543,093	48,327,310

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

UQM TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets (unaudited)

	June 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$2,074,389	$2,100,089
Restricted cash	165,312	-
Accounts receivable	791,918	1,163,316
Costs and estimated earnings in excess of billings on uncompleted contracts	29,917	29,917
Inventories, net	2,356,514	1,749,735
Prepaid expenses and other current assets	206,243	259,682
Total current assets	5,624,293	5,302,739

Property and equipment, at cost:
Land	896,388	1,683,330
Building	4,516,301	4,516,301
Machinery and equipment	7,090,147	7,052,740
	12,502,836	13,252,371
Less accumulated depreciation	(7,771,450)	(7,590,641)
Net property and equipment	4,731,386	5,661,730

Patent costs, net of accumulated amortization of $943,147 and $932,564, respectively	210,435	213,326
Trademark costs, net of accumulated amortization of $83,133 and $80,885, respectively	92,707	94,955
Restricted cash	420,631	-
Land held for sale	786,942	-
Total assets	$11,866,394	$11,272,750

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$951,962	$809,950
Other current liabilities	1,487,029	1,318,941
Total current liabilities	2,438,991	2,128,891

Long-term debt, net of deferred financing costs of $63,732 and $0, respectively	3,100,797	-
Other long-term liabilities	131,667	141,667
Total long-term liabilities	3,232,464	141,667

Total liabilities	5,671,455	2,270,558

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 175,000,000 shares authorized; 48,566,548 and 48,519,313 shares issued and outstanding, respectively	485,665	485,193
Additional paid-in capital	128,556,455	128,409,933
Accumulated deficit	(122,847,181)	(119,892,934)
Total stockholders’ equity	6,194,939	9,002,192

Total liabilities and stockholders’ equity	$11,866,394	$11,272,750

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UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901